UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

CRESCENT FINANCIAL BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CRESCENT FINANCIAL BANCSHARES, INC.

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(919) 460-7770

Notice of Internet Availability of Proxy Materials

and

NOTICE OF COMBINED ANNUAL MEETING OF STOCKHOLDERS

To Be Held

May 8, 2012

NOTICE is hereby given that the Combined 2011-2012 Annual Meeting of Stockholders of Crescent Financial Bancshares, Inc. (“Crescent Financial” or the “Company”) will be held at Crescent State Bank – Operations Center, located at 206 High House Road, Cary, North Carolina 27513, at 3:00 p.m. on May 8, 2012 for the following purposes:

1.	Elect Directors. To consider and vote upon the election of twelve (12) directors to serve until the 2013 Annual Meeting of Stockholders and until their successors have been elected and qualified.

2.	Advisory Vote on Executive Compensation. To consider and vote upon a non-binding resolution approving the compensation of Crescent Financial’s executives as disclosed under the federal securities laws.

3.	Ratify Independent Public Accounting Firm. To consider and vote upon the ratification of the appointment of Dixon Hughes Goodman LLP as the independent public accounting firm for Crescent Financial for the fiscal year ending December 31, 2012.

4.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to grant a proxy to vote your shares by mail or internet to ensure that a quorum is present at the meeting. If you choose to vote by mail, please complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose. Instructions regarding voting by internet are included on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 8, 2012:

We have elected to furnish our proxy solicitation materials via U.S. Mail and also to notify you of the availability of our proxy materials on the internet. The notice of annual meeting, proxy statement, proxy card and Annual Report on Form 10-K are available on the internet at www.crescentstatebank.com/proxy.

By Order of the Board of Directors

Scott M. Custer
President and Chief Executive Officer
April 10, 2012

2

CRESCENT FINANCIAL BANCSHARES, INC.

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(919) 460-7770

PROXY STATEMENT

Mailing Date: On or about April 10, 2012

COMBINED 2011-2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held

May 8, 2012

General

This Proxy Statement is furnished in connection with the solicitation of appointments of proxy by the Board of Directors of Crescent Financial Bancshares, Inc. (“Crescent Financial or the “Company”) for the Combined 2011-2012 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at Crescent State Bank – Operations Center, 206 High House Road, Cary, North Carolina, at 3:00 p.m. on May 8, 2012, and any adjournments thereof. This proxy statement and the accompanying proxy card are first being mailed on or about April 10, 2012.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent stockholders at the Annual Meeting are Lee H. Roberts and Terry S. Earley. Shares represented by each appointment of proxy which is properly submitted, whether by mail or internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given by the stockholder, each such appointment of proxy will be voted FOR the election of each of the twelve nominees for director named in Proposal 1 below and FOR Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. We do not anticipate that any other matters will be brought before the meeting. On such other matters as may come before the meeting, all properly executed proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the stockholder giving it at any time before it is exercised by filing with our Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, whether appointed through the mail or the internet, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of U.S. Mail and internet, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on March 30, 2012 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record of our shares of common stock on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $0.001 per share, of which 75,000,000 shares are authorized. As of March 30, 2012, there were 28,385,308 shares of common stock outstanding and approximately 702 holders of the Company’s common stock.

The Company’s Certificate of Incorporation also authorizes the issuance of up to 5,000,000 shares of preferred stock, no par value, having such rights, privileges and preferences as the Board of Directors shall from time to time designate. As of December 31, 2011, there were 24,900 shares of the Company’s fixed rate cumulative perpetual preferred stock, series A (the “Series A Preferred Stock”) outstanding and owned of record by the U.S. Treasury. The Series A Preferred Stock shareholder is not entitled to vote at the Annual Meeting.

On November 18, 2011, Piedmont Community Bank Holdings, Inc., a Delaware-chartered bank holding company (“Piedmont”), acquired 18,750,000 newly-issued shares of the Company’s common stock through a direct investment of $75 million in cash, thus acquiring a controlling interest in the Company. As part of Piedmont’s investment, the Company was reincorporated by merger from North Carolina to Delaware. Piedmont increased its ownership of the Company’s common stock pursuant to a tender offer in which it acquired approximately 6.1 million additional shares. The tender offer was completed on December 21, 2011. As of December 28, 2011, Piedmont owned 24,878,423 shares of the Company’s common stock, or 87.6% of the Company’s issued and outstanding shares of common stock. Piedmont utilized its working capital to acquire these shares.

Voting Procedures; Quorum; Votes Required for Approval

Each holder of common stock is entitled to one vote for each share held of record on the Record Date on each matter submitted for voting. Stockholders are not entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the twelve directors receiving the greatest number of votes shall be elected. In the case of Proposals 2 and 3 below, for each such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

2

Piedmont beneficially owns shares of common stock entitling it to approximately 87.6% of the votes entitled to be cast by all stockholders of the Company and has indicated that it will vote in favor of all of the proposals.

Authorization to Vote on Other Matters

Unless the Secretary of the Company is instructed otherwise, by submitting an appointment of proxy, stockholders will be authorizing the proxyholders to vote in their discretion regarding any additional matters which may come before the Annual Meeting. We do not anticipate that any other matters will be brought before the Annual Meeting.

Beneficial Ownership of Voting Securities

The following table sets forth information regarding the beneficial ownership of our common stock as of March 22, 2012 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from February 1, 2012.

	Amount and Nature of		Percent of Shares
Name of Beneficial Owner	Beneficial Ownership		Beneficially Owned (1)

Directors:
J. Adam Abram	309		*
Brent D. Barringer	47,230		*
David S. Brody	400		*
Alan N. Colner	300		*
Scott M. Custer	300		*
Thierry Ho	300		*
Steven J. Lerner	300		*
James A. Lucas, Jr.	551,254	(2)	1.9%
Charles A. Paul, III	142,390	(3)	*
Jon S. Rufty	46,616		*
A. Wellford Tabor	300		*
Nicolas D. Zerbib	300		*

Executive Officers, who are not also Directors:
Terry S. Earley	0		*
Steven W. Jones	2,000		*
Lee H. Roberts	0		*
David M. Shipp	0		*

All Current Directors and Executive Officers, as a Group (16 persons):	791,999		2.8%

5% Stockholders:

Piedmont Community Bank Holdings, Inc.	24,878,423	(4)	87.6%

3

* Less than 1% of outstanding shares.

(1)	The percentage of our common stock beneficially owned was calculated based on 28,412,060 shares of common stock issued and outstanding as of March 22, 2012. The percentage treats as outstanding all shares underlying equity awards that are exercisable within 60 days after February 1, 2012 held by the Directors and Executive Officers noted below, but not shares underlying equity awards that are exercisable by other stockholders.

(2)	Includes 148,887 shares held by a limited liability company of which Mr. Lucas holds a 33.33% interest, 1,689 shares held by a corporation of which Mr. Lucas holds a 29% interest, and 80,600 shares held by a limited liability company of which Mr. Lucas holds a 50% interest.

(3)	Includes 2,922 shares held individually by Mr. Paul’s spouse, 51,008 shares held by a limited liability company of which Mr. Paul is managing partner, and 37,106 shares subject to vested stock options.

(4)	The information regarding Piedmont Community Bank Holdings, Inc. is based on a Schedule 13D/A filed with the SEC on December 28, 2011. Piedmont Community Bank Holdings, Inc. reported that it had sole voting and dispositive power with respect to 24,878,423 shares of Common Stock of Crescent Financial. The address of Piedmont Community Bank Holdings, Inc. is 3600 Glenwood Avenue Suite 300, Raleigh, North Carolina 27612.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding their beneficial ownership of shares of the Company’s common stock on the date that they are first elected as a director or an executive officer, as well as subsequent changes in their beneficial ownership of the Company’s common stock. To the best of the Company’s knowledge, all such ownership reports were timely filed in 2011 except that each of Thierry Ho, Nicolas D. Zerbib, David S. Brody, J. Adam Abram, Alan N. Colner, Steven J. Lerner, Scott M. Custer and A. Wellford Tabor were late filing a Form 3.

4

PROPOSAL 1: ELECTION OF DIRECTORS

This meeting is being held to, among other things, elect twelve directors of Crescent Financial to serve a one-year term of office expiring at the 2013 Annual Meeting of Stockholders and until their successors have been elected and qualified. Although all nominees are expected to serve if elected, if any nominee is unable to serve, the persons voting the Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (12 persons). Cumulative voting is not authorized under the terms of the Company’s certificate of incorporation.

All twelve members of the Board of Directors are standing for election at the Company's Annual Meeting with terms continuing until the 2013 Annual Meeting of Shareholders and until their successors have been elected and qualified. The nominees are: Mr. J. Adam Abram, Mr. Brent D. Barringer, Mr. David S. Brody, Mr. Alan N. Colner, Mr. Scott M. Custer, Mr. Thierry Ho, Mr. Steven J. Lerner, Mr. James A. Lucas, Jr., Mr. Charles A Paul, III, Mr. Jon S. Rufty, Mr. A. Wellford Tabor, and Mr. Nicolas D. Zerbib.

The Company believes that its Board as a whole should encompass a range of talent, skill and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business.

The Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of Crescent Financial’s business. Each director nominee identified below holds or has held senior executive positions in relevant organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development. The Board of Directors further believes that each of the director nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and the commitment to devote significant time and energy to service on the Board. A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees should serve as a director of the Company is presented below.

The following table shows for each current director and director nominee: (1) his name; (2) his current age; (3) how long he has been one of our directors; (4) his position(s) with us, other than as a director, if applicable; (5) his principal occupation and business experience for the past five years; and (6) a brief discussion of the specific experience, qualifications, attributes or skills that the Board believes qualifies each director for service on Crescent Financial’s Board. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Each of the director nominees listed below is also a director of Crescent State Bank.

5

	Director
Name (Age)	Since	Position with Crescent Financial and Business Experience

J. Adam Abram (56)	2011	J. Adam Abram has served as the Chairman of the Board of Crescent Financial and Crescent State Bank since November 2011. Mr. Abram has served as Chairman of Piedmont Community Bank Holdings, Inc., a bank holding company, since he co-founded the company in 2009. He has served as Chairman of Franklin Holdings (Bermuda), Ltd. since 2008. He has served as President, Chief Executive Officer and director of James River Group, Inc., an insurance holding company, since its inception in 2002. James River Group, Inc. was publicly-traded until 2008.

Brent D. Barringer (52)	1998	Brent D. Barringer has been a director of Crescent Financial and Crescent State Bank since he co-founded the company in 1998. Mr. Barringer is an attorney and the managing partner with Barringer Law Firm, LLP, Cary, North Carolina. Prior to founding Barringer Law Firm in 1986, Mr. Barringer served as a Law Clerk to Senior Judge Eugene A. Gordon, U.S. District Court, Middle District of North Carolina. Mr. Barringer received a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill in 1981, followed by a Juris Doctor degree from the University of North Carolina School of Law in 1984. Mr. Barringer has served as Chairman of the Board of Directors of the Cary Chamber of Commerce and as board member of the N.C. Housing Finance Agency. Mr. Barringer is currently serving in his third term as a member of the University of North Carolina (System) Board of Governors. Mr. Barringer also currently serves as Vice-Chair of the Centennial Authority of the PNC Arena in Raleigh, NC.

David S. Brody (61)	2011	David S. Brody has been a director of Crescent Financial and Crescent State Bank since November 2011. Mr. Brody has served as a director of Piedmont Community Bank Holdings, Inc. since November 2011. He is the founder and managing partner of Brody Associates, a real estate development company, which position he has held for over ten years. He is the outgoing Chairman of the Board of Trustees of East Carolina University and is President of The Brody Brothers Foundation. Mr. Brody was a founding board member of the Little Bank, Kinston, NC.

Alan N. Colner (57)	2011	Alan N. Colner has been a director of Crescent Financial and Crescent State Bank since November 2011. Mr. Colner has served as a director of Piedmont Community Bank Holdings, Inc. since 2009. He has been Chief Executive Officer, North America of PensionsFirst Group, a solution provider to the global defined benefit industry, since 2010. Prior to taking on this role, Mr. Colner was a partner with Compass Advisers, LLP, an international investment banking firm, since 2001. From 2002 to 2007, Mr. Colner served as director for James River Group, Inc., an insurance holding company that was publicly-traded until 2008 .

Scott M. Custer (55)	2011	Scott M. Custer has been a director and Chief Executive Officer of Crescent Financial since November 2011, as President of the Company since December 6, 2011, and Chief Executive Officer of Crescent State Bank since December 30, 2011. Mr. Custer has served as Chief Executive Officer and as a director of Piedmont Community Bank Holdings, Inc. since 2009. Prior to that, he served as Chairman and Chief Executive Officer of RBC Bank (USA), a position he held since 2004.

6

Thierry Ho (54)	2011	Thierry Ho has been a director of Crescent Financial and Crescent State Bank since November 2011. Mr. Ho has served as a director of Piedmont Community Bank Holdings, Inc. since 2009. He has been a Managing Director of Lightyear Capital, a private equity fund, and a member of its investment committee since 2008. Mr. Ho has served on the board of directors of Lightyear Capital portfolio companies ARGUS Software, Inc., a provider of technology solutions for real estate asset valuation and operation management, and Athilon Group Holdings Corp., a financial services company.

Steven J. Lerner (57)	2011	Steven J. Lerner, Ph.D. has been a director of Crescent Financial and Crescent State Bank since November 2011. Dr. Lerner has served as a Vice Chairman of Piedmont Community Bank Holdings, Inc. since he co-founded the company in 2009. He has served as the Executive Chairman of Capstrat, a public relations firm, since 2000. Dr. Lerner served as Chairman of Yankelovich, Inc., a consumer research firm, from 2000-2008.

James A. Lucas, Jr. (60)	1998	James A. Lucas, Jr. has been a director of Crescent Financial and Crescent State Bank since he co-founded the company in 1998. Mr. Lucas, a Certified Public Accountant, is managing partner of James A. Lucas and Company, LLP, a private accounting firm established in 1966. Mr. Lucas has 36 years of experience in corporate finance, accounting, tax, and auditing of businesses in various industries. He is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants. Mr. Lucas currently serves on the Board of Visitors of the University of North Carolina at Chapel Hill.

Charles A. Paul, III (46)	2006	Charles A. Paul, III has been a director of Crescent Financial and Crescent State Bank since 2006. Mr. Paul was a founding director of Port City Capital Bank (2002) prior to its acquisition by Crescent State Bank in 2006. Mr. Paul currently serves as the President & CEO of Bald Head Island Limited, LLC, the principal owner, operator and developer of the Island resort community. Additionally, since 2000, Mr. Paul has been a Managing Partner of Harbor Island Partners, LLC, a private equity firm headquartered in Wilmington, North Carolina. Prior to his tenure in the private equity industry, Mr. Paul worked in the investment banking industry, principally specializing in the distressed securities area. Mr. Paul spent his investment banking tenure working in Manhattan, New York, and was previously employed by J.P. Morgan Chase & Co., and Salomon Brothers, Inc. Mr. Paul holds a Bachelor of Arts Honors Degree in Economics from Holy Cross College and a Masters in Business Administration from Harvard University. Mr. Paul currently serves on the Board of Trustees of Cape Fear Academy; Board of Cape Fear Council Boy Scouts of America (Mr. Paul is an Eagle Scout); and, Board of the University of North Carolina at Wilmington Cameron School of Business.

7

Jon S. Rufty (57)	1998	Jon S. Rufty has been a director of Crescent Financial and Crescent State Bank since he co-founded the company in 1998. Mr. Rufty is owner and president of Rufty Homes, Inc., a residential construction company. Mr. Rufty holds a Business Management degree from North Carolina State University. He has held numerous leadership positions in the Home Builders Association, including being President of the local Home Builders Association (8th largest in the US) and on the Board of Directors for the National Association of Home Builders. As an active civic and charitable leader, Mr. Rufty was a builder for multiple charity houses (Duke Children’s Hospital, American Lung Association and the Make-A-Wish Foundation) and currently serves on the Board of Advisors for General Hugh Shelton’s Leadership Center and the Board of Directors for Gutemala Village Partners. Mr. Rufty also serves on the Board of Advisors for North Carolina State University’s College of Management.

A. Wellford Tabor (43)	2011	A. Wellford Tabor has been a director of Crescent Financial and Crescent State Bank since November 2011. Mr. Tabor has served as a director of Piedmont Community Bank Holdings, Inc. since 2009. He has been the Managing Partner of Keeneland Capital, an investment firm which makes public and private investments, since May 2009. Mr. Tabor was a Partner at Wachovia Capital Partners, a private equity firm, from 2000 through 2009. Mr. Tabor serves as a Director of Concho Resources, Inc., and numerous private companies and community organizations. From 2003 to 2007, Mr. Tabor served as a director for James River Group, Inc., an insurance holding company that was publicly-traded until 2008.

Nicolas D. Zerbib (40)	2011	Nicolas D. Zerbib has been a director of Crescent Financial and Crescent State Bank since November 2011. Mr. Zerbib has served as a director of Piedmont Community Bank Holdings, Inc. since November 2011. He has served as a Senior Principal of Stone Point Capital LLC, a private equity fund, since 1998 and is a member of its investment committee. Mr. Zerbib has served as a director of several Stone Point Capital portfolio companies, including Amherst Holdings, LLC, a specialist broker-dealer focusing on mortgage-related securities, Edgewood Partners Holdings, LLC, an insurance brokerage firm, Freepoint Commodities LLC, a commodities merchant trading company, Higginbotham Insurance Agency, Inc., a risk management and financial services firm, NXT Capital, Inc., a commercial finance company, Preferred Concepts LLC, a program administrator and wholesale broker, Privilege Underwriters, Inc., a managing general agent for personal lines products, and StoneRiver Holdings, L.P., a provider of insurance technology, professional services and outsourcing solutions to the insurance industry. From 2005 to 2007, Mr. Zerbib served as director for James River Group, Inc., an insurance holding company that was publicly-traded until 2008.

8

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS A DIRECTOR OF THE COMPANY.

Director Independence

With the exceptions of Mr. Custer and Michael G. Carlton, the former President and Chief Executive Officer of Crescent Financial and the Bank, each member of the Company’s Board of Directors who (i) served the Company for any part of 2011, or (ii) currently serves as a director, is “independent” as defined by Nasdaq listing standards.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is led by its chairman, Mr. Abram. At present, the positions of principal executive officer and chairman are held by different persons. The Board does not have a formal policy as to whether the roles of chairman and principal executive officer should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as chairman of the Board is in the best interests of the Company and its stockholders and that this division of responsibility facilitates communication between the Board and executive management and is appropriate given the legal and regulatory requirements applicable to the Company.

The Board of Directors’ role in the risk management process is to oversee and monitor the Company’s risk management processes. The Board outlines our risk principles and management framework and it sets high level strategy and risk tolerances, including the creation of internal controls and safeguards relating to credit, liquidity, interest rate, operational, transaction, legal, and reputation risks. In particular, the Board’s new Risk Management Committee, composed of J. Adam Abram (Chair), Brent D. Barringer, David S. Brody, Scott M. Custer, Alan Colner, Thierry Ho and Nicolas D. Zerbib, which meets quarterly or more frequently, coordinates the Board’s oversight and policy-making efforts to manage the Company’s risk profile, including, among other things, the Company’s credit, treasury and liquidity management functions and interest rate risk.

In addition, the Board of Directors has created several other standing committees to provide regular oversight of various aspects of Crescent Financial’s risk and the members of our management team responsible for that segment of the Company’s operations. The Board believes that the overlapping oversight responsibilities of the committees provides a more thorough and consistent review of our risk profile. The Audit Committee reviews Crescent Financial’s accounting functions, internal audit and loan review functions. The Directors’ Loan Committee shares responsibility for reviewing Crescent Financial’s credit administration function, including our special assets department with the Risk Management Committee. The Compensation Committee reviews the Company’s compensation programs to ensure that these properly align compensation with appropriate risk management. In total, the Board of Directors plays an active and essential role in the Company’s management of its risk profile.

9

Meetings and Committees of the Board of Directors

Board of Directors. The Company’s Board of Directors held 14 meetings during 2011. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he served. The Company does not have a formal policy regarding director attendance at meetings of stockholders, however, each director is encouraged to attend stockholder meetings. Each of the Company’s directors then serving in office attended the 2010 annual meeting of stockholders.

The Company’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee and Risk Management Committee. In addition, Crescent State Bank has a standing Executive Committee.

Audit Committee. The present members of the Audit Committee are J. Adam Abram, Alan N. Colner (Chair), Steven J. Lerner, James A. Lucas, Jr., and Charles A. Paul, III. The Audit Committee held four meetings during 2011. The members of the Audit Committee during 2011 were Charles A. Paul, III, William H. Cameron, James A. Lucas, Jr. and Francis R. Quis, Jr. with William H. Cameron and Francis R. Quis, Jr. ceasing to serve as members of the Audit Committee upon the consummation of the Investment on November 18, 2011. The Company’s common stock is listed for quotation on the Nasdaq Global Market and each of the present Audit Committee members are “independent” and financially literate as defined by the Nasdaq listing standards. Those directors serving on the Audit Committee in 2011 that are not continuing to serve also satisfied such standards. The Board of Directors has determined that each of Mr. Abram, Mr. Colner, Mr. Lucas and Mr. Paul meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Audit Committee has adopted a formal written charter which is available on the Company’s website at www.crescentstatebank.com.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs.  The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2011, the Audit Committee reviewed and discussed the audited financial statements with management.  The Audit Committee also discussed with the Company’s independent auditors, Dixon Hughes Goodman LLP, all matters required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board. Furthermore, the Audit Committee received from Dixon Hughes Goodman LLP written disclosures and correspondence regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Dixon Hughes Goodman LLP their independence with respect to the Company and the Bank.

10

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Dixon Hughes Goodman LLP as auditors for 2012.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Dixon Hughes Goodman LLP.  The Audit Committee has determined that it is compatible with maintaining the independence of Dixon Hughes Goodman LLP.

This report is submitted by the Audit Committee:

J. Adam Abram

Alan N. Colner (Chair)

Steven J. Lerner

James A. Lucas, Jr.

Charles A. Paul, III

Compensation Committee. The present members of the Compensation Committee are J. Adam Abram, Thierry Ho, Steven J. Lerner (Chair), A. Wellford Tabor and Nicolas D. Zerbib. The members of the Compensation Committee during 2011 were Stephen K. Zaytoun, Brent D. Barringer and James A. Lucas, Jr. each of whom ceased to serve as members of the Compensation Committee upon the consummation of the Investment on November 18, 2011. Each of the present members of the Compensation Committee are “independent” within the meaning of the listing standards of the Nasdaq Stock Market, a “nonemployee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” as determined in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Those directors serving on the Compensation Committee in 2011 that are not continuing to serve also were independent. The Compensation Committee has a charter, which is available at www.crescentstatebank.com. The Compensation Committee met 2 times in 2011. The Compensation Committee reviews and recommends to the Board the annual compensation, including salary, equity-based grants, incentive compensation, and other benefits for senior management and other Company and subsidiary employees. The Compensation Committee also analyzes the Company’s compliance with the Troubled Asset Relief Program Capital Purchase Program executive compensation limitations.

From time to time, the Committee requests the Chief Executive Officer to be present at Committee meetings to discuss executive compensation and evaluate company and individual performance. Occasionally, other executives may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only the independent Committee members may vote on decisions regarding changes in executive compensation. The Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present.

11

In reviewing and recommending annual compensation, the Compensation Committee has monitored compliance with certain rules and restrictions on executive compensation applicable to the Company as a result of its participation in the U.S. Department of the Treasury’s Capital Purchase Program, which is part of the Troubled Asset Relief Program or “TARP.” Additional information on these restrictions can be found under the heading “Restrictions on Executive Compensation” beginning on page 20 of this Proxy Statement. The Compensation Committee of the Company engaged Matthews Young & Associates, Inc. as a compensation consultant to advise the committee on matters related to executive officer, employee and director compensation and compliance with the executive compensation guidelines under the TARP Capital Purchase Program in 2010, although the Committee did not meet with this consultant during 2011. The Compensation Committee does not delegate any of its authority as set forth in its charter to any other persons.

The Compensation Committee has adopted a formal written charter which is available on the Company’s website at www.crescentsstatebank.com.

Director Nomination Process

The Board of Directors does not have a separate Nominating Committee, as the entire Board of Directors performs this function. Based upon Piedmont’s ownership of more than 50% of our outstanding common stock, the Company is a “controlled company” as defined by the Nasdaq listing standards. As a result, we are permitted to utilize the exemption afforded to controlled companies under the listing standards, which permit non-independent directors to participate in the nomination of directors. Scott Custer, the Company’s President and Chief Executive Officer, is our only non-independent director, and participates in director nominations, but is not a member of our Audit or Compensation Committees.

The Board of Directors believes it is beneficial to permit all directors to participate in the functions that would otherwise be performed by a nominating committee.

In accordance with our Company’s Amended and Restated Bylaws, a stockholder may nominate persons for election as directors. If the officer presiding at the annual meeting determines that a nomination was not made in accordance with the requirements of Section 3.8 of our bylaws, the nomination may be disregarded. The bylaws require written notice of the nomination addressed to the Corporate Secretary of Crescent Financial be received at our principal executive office of 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612 no later than 90 days before, but no earlier than 120 days before, the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is scheduled to take place more than 30 days before or more than 70 days after the one-year anniversary of the prior year’s annual meeting, notice must be provided to the Company’s Secretary no earlier than 120 days prior to the annual meeting and not after the later of (i) 90 days prior to the scheduled annual meeting and (ii) 10 days following the day on which the public announcement of the scheduled date of the annual meeting is made by the Company. Additionally, the notice must include information regarding the proposed nominee and the stockholder making the nomination that is required in Section 3.8(a)(2) of our Amended and Restated Bylaws.

The Board of Directors has not adopted a formal policy or process for identifying or evaluating director nominees, but it informally solicits and considers recommendations from a variety of sources, including members of the community, customers and stockholders of Crescent Financial, and professionals in the financial services industry and in other economic sectors when considering prospective directors. Once a potential nominee has been identified, the Board of Directors then considers the potential nominee’s business experience; knowledge of Crescent Financial and the financial services industry; experience in serving as a director of Crescent Financial or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by Crescent Financial; commitment to and availability for service as a director.

12

Although Crescent Financial does not have a policy with regard to the consideration of diversity in identifying director nominees, the Board of Directors does consider it in identifying well-qualified director nominees. The Board of Directors strives to nominate individuals with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee Crescent Financial’s business.

Director Compensation

Board Fees. In 2011, directors were paid an annual retainer of $12,000, with the Chairman of the Board of Directors receiving an annual retainer of $14,000. Additionally, each director received $400 and the chairperson received $550 per committee meeting attended. At each individual director’s option, directors were permitted to receive a 40% premium on all fees if the director elected to participate in the Directors Compensation Plan, which was adopted by the Board in 2005 and amended and restated in 2009. Those directors who elected to participate in the Directors Compensation Plan remit their fees, together with the 40% premium contributed by the Company, to a third party, who then purchases shares of common stock of the Company periodically on the open market or in privately negotiated transactions for the benefit of each director.

Notwithstanding the foregoing, the directors appointed to the Board of Directors at the completion of the Investment on November 18, 2011 were not paid by the Company in 2011, but instead were compensated by Piedmont in connection with their service on the Piedmont Board of Directors.

The Company modified its director compensation policy for 2012. Commencing January 1, 2012, the Company’s directors, other than the Chairman of the Board, are paid an annual fee of $18,750, with the Chairman of the Audit Committee receiving an additional $11,250 fee for such service. The Chairman of our Board of Directors is paid an annual fee of $75,000. Presently, no directors are participating in the Directors Compensation Plan, which as discussed above, permits directors to elect to receive shares of Company stock with an additional 40% premium. The Company intends to terminate the Directors Compensation Plan.

2006 Omnibus Stock Ownership and Long-Term Incentive Plan. The shareholders of the Company approved the 2006 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2006 Omnibus Plan”) at the 2006 Annual Meeting of Shareholders to replace the previously approved stock option plans of the Company. The 2006 Omnibus Plan authorized the issuance of awards covering 368,500 shares of the Company’s common stock, as of December 31, 2011 to directors of the Company and its subsidiaries, as well as eligible employees. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants, restricted stock grants, long-term incentive compensation units or stock appreciation rights. In the event the number of shares of common stock that remain available for future issuance under the 2006 Omnibus Plan as of the last day of each calendar year is less than 1.5% of the total number of shares of common stock issued and outstanding as of such date, then the pool of awards shall be increased by the difference between 1.5% of the total number of shares of common stock issued and outstanding and the number of awards still remaining in the 2006 Omnibus Plan pool.

13

The following table presents a summary of all compensation earned by the Company’s directors for their service as such during the year ended December 31, 2011, other than with respect to Michael G. Carlton and Scott M. Custer, each of who served as an executive officer of the Company during 2011, and whose compensation is set forth in the Summary Compensation Table.

DIRECTOR COMPENSATION TABLE

	Fees
	Earned or
	Paid in	Stock	Option	All Other
Name	Cash	Awards	Awards	Compensation(1)	Total

J. Adam Abram (2)	$—	—	—	$—	$—
Brent D. Barringer	16,600	—	—	4,960	21,560
David S. Brody (2)	—	—	—	—	—
William H. Cameron (3)	17,760	—	—	5,200	22,960
Alan N. Colner (2)	—	—	—	—	—
Thierry Ho(2)	—	—	—	—	—
Bruce I. Howell (4)	3,167	—	—	1,266	4,433
Steven J. Lerner (2)	—	—	—	—	—
James A. Lucas, Jr.	18,010	—	—	5,020	23,030
Kenneth A. Lucas (3)	32,100	—	—	9,620	41,720
Charles A. Paul, III (5)	26,500	—	—	7,940	34,440
Francis R. Quis, Jr. (3)	29,510	—	—	8,500	38,010
Jon S. Rufty	24,850	—	—	7,140	31,990
A. Wellford Tabor (2)	—	—	—	—	—
Stephen K. Zaytoun (3)	14,700	—	—	—	14,700
Nicolas D. Zerbib (2)	—	—	—	—	—

(1)	Consists of a 40% premium on the director’s fees paid in connection with a director’s participation in the Directors Compensation Plan.

(2)	These Board members were compensated in 2011 by Piedmont for service on Piedmont’s Board of Directors.

(3)	Each of Mr. Cameron, Mr. K. Lucas, Mr. Quis and Mr. Zaytoun resigned from the Board of Directors effective November 18, 2011.

(4)	Mr. Howell retired from the Board of Directors effective February 21, 2011.

(5)	At December 31, 2011, Mr. Paul had outstanding stock options to acquire 37,106 shares of our common stock.

14

Indebtedness of Management and Certain Related Party Transactions

Crescent State Bank has had, and expects to have in the future, transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

During 2011, the Bank paid a total of $149,162.03 in rent to Wake Property Investments, LLC, which owns the Bank’s Garner Branch Office. Director James A. Lucas, Jr. owns a 33.33% interest in Wake Property Investments, LLC. Also during 2011, the Bank paid a total of $576,459.36 in rent to 4711 Six Forks, LLC, which owns the Bank’s Raleigh Main Branch office. Director Brent A. Barringer owns a 5% interest, Director James A. Lucas, Jr. owns a 22.34% interest, former Director Francis R. Quis, Jr. owns a 10% interest in 4711 Six Forks, LLC, and former Director Kenneth A. Lucas owns a 19% interest in such entity. The Bank continues to rent each of these properties.

The Company and the Bank entered into an Investment Agreement with Piedmont on February 23, 2011, pursuant to which, among other things, Piedmont agreed to acquire 18,750,000 newly issued shares of the Company’s common stock through a direct investment of $75 million in cash (the “Investment”), and to conduct a tender offer for approximately 6.4 million of the Company’s shares. Piedmont’s direct investment in Crescent closed on November 18, 2012, and the tender offer closed on December 21, 2012, with Piedmont acquiring approximately 6.1 million additional shares in the tender offer. Prior to the consummation of the Investment, Piedmont and its directors and officers were not affiliates of the Company or the Bank.

Pursuant to the terms of the Investment Agreement, eight directors designated by Piedmont were elected to the Company’s Board of Directors on the date that the Investment closed. The directors designated by Piedmont were Mr. J. Adam Abram, Mr. David S. Brody, Mr. Alan N. Colner, Mr. Scott M. Custer, Mr. Thierry Ho, Mr. Steven J. Lerner, Mr. A. Wellford Tabor and Mr. Nicolas D. Zerbib, each of whom is also a director of Piedmont. Also pursuant to the terms of the Investment Agreement, on the closing date of the Investment, all directors of the Company resigned, other than Mr. Brent D. Barringer, Mr. James A. Lucas, Jr., Mr. Charles A Paul, III and Mr. Jon S. Rufty, each of whom was also elected as a director of Piedmont on the closing date of the Investment.

The Company, the Bank, Piedmont and VantageSouth Bank (“VantageSouth”), a North Carolina community bank wholly-owned by Piedmont, entered into an Affiliate Services Agreement (the “Services Agreement”), dated March 28, 2012. The Services Agreement was effective retroactively to January 1, 2012, which was the date that the arrangements in the Services Agreement were implemented. Under the Services Agreement, the parties provide services to each other and allocate the associated costs. These services include executive management, accounting, human resources, regulatory compliance and other bank related functions.

Pursuant to the Services Agreement, each of Piedmont and VantageSouth pays a monthly fee to the Bank for certain services, which fee includes reimbursement of a portion of the lease expense of 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina, which are Piedmont’s executive offices, and which space is also used by VantageSouth management, but which property is leased by the Bank. The monthly fee paid by each of Piedmont and VantageSouth also includes reimbursement of a portion of employment costs incurred by the Bank. Through March 31, 2012, Piedmont and VantageSouth have paid $162,861, and $2,431 in fees to the Bank, respectively. Also under the Services Agreement, the Bank pays a monthly fee to VantageSouth for certain services, which fee also includes reimbursement of a portion of employment costs incurred by VantageSouth. Through March 31, 2012, the Bank has paid $77,460 in fees to VantageSouth.

15

For additional information regarding these reimbursements, please see “Allocation of Employment Costs” on page 28.

Crescent Financial and the Bank entered into an indemnification agreement with Mr. Carlton on February 23, 2011. In the indemnification agreement, Mr. Carlton waived certain indemnification rights to which he would have been otherwise entitled with respect to certain service (“Other Service”) rendered prior to January 1, 2011, which was performed at the request of Crescent Financial or the Bank on the board of directors of other corporations or entities. The indemnification agreement effectively serves to cap Crescent Financial’s and the Bank’s obligation to indemnify Mr. Carlton at $1 million for any liability, whether in the form of legal expenses, judgments, or otherwise, incurred by him as a result of such Other Service. In 2011 and 2012 Crescent Financial made approximately $21,000 in payments under the indemnification agreement.

16

Executive Officers

Set forth below is certain biographical information regarding the current executive officers of the Company and Crescent State Bank, other than Scott M. Custer, the President and Chief Executive Officer of the Company, and Chief Executive Officer of the Bank, whose biographical information is included with that of other members of the board of directors above.

		POSITION WITH
NAME	AGE	COMPANY	BUSINESS EXPERIENCE

Terry S. Earley	53	Executive Vice President and Chief Financial Officer of Company and and Executive Vice President and Chief Financial Officer of Crescent State Bank	Mr. Earley has served as Executive Vice President and Chief Financial Officer of Crescent Financial since February 24, 2012, and Crescent State Bank since March 9, 2012. He also has served as Chief Financial Officer of Piedmont Community Bank Holdings, Inc. since December 2011. Prior to joining Piedmont, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, which he joined in 2010. Prior to that, Mr. Earley was the Chief Financial Officer of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, which position he held since 2009. Before that, Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank (USA), located in Raleigh, North Carolina, which he joined in 1992.

Lee H. Roberts	43	Chief Operating Officer of Company and Crescent State Bank	Mr. Roberts has served as Chief Operating Officer of Crescent Financial since December 6, 2011, and in the same position at Crescent State Bank since December 30, 2011. Mr. Roberts has served as a Managing Director of Piedmont Community Bank Holdings, Inc. since 2010. Mr. Roberts was previously a partner at Cherokee Investment Partners, LLC, a private equity firm, which he joined in 2006. Prior to Cherokee, he was with Morgan Stanley & Co., an investment bank and broker-dealer.

17

		POSITION WITH
NAME	AGE	COMPANY	BUSINESS EXPERIENCE

Steven W. Jones	43	President of Crescent State Bank	Mr. Jones has served as President of Crescent State Bank since December 30, 2011. Mr. Jones also serves as the Head of Sales and Market Management of Piedmont Community Bank Holdings, Inc., a position he has held since 2010. Mr. Jones has served as Director, President and Chief Executive Officer of VantageSouth Bank, a community bank based in North Carolina and subsidiary of Piedmont since 2010. From 2009 to 2010, Mr. Jones served as Executive Vice President and Chief Operating Officer of First American Financial Management Company, a proposed bank holding company. Prior to that, Mr. Jones spent over 10 years working at RBC Bank (USA) in a variety of leadership roles, including Regional Manager (Personal and Business Banking – Eastern Sandhills Region), Regional President (Florida Personal and Business Banking), President (Personal and Business Banking), and most recently, President (Carolinas and Virginia).

David M. Shipp	55	Chief Credit Officer of Crescent State Bank	Mr. Shipp has served as Chief Credit Officer of Crescent State Bank since December 30, 2011 and of Piedmont Community Bank Holdings, Inc. since May 2011. Prior to that, Mr. Shipp was Executive Vice President and Chief Credit Officer for North State Bank beginning in 2007. Previously, Mr. Shipp was Senior Vice President and Senior Credit Officer with First Union National Bank (which subsequently was acquired by Wachovia Bank, N.A.) where he began working in 1987.

18

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the cash and certain other compensation paid to or received or deferred by each person serving as the Company’s principal executive officer during such year, its most highly compensated executive officer continuing to serve at the end of 2011, and two other officers who would have been among the two most highly compensated officers of the Company but for the fact that they ceased to serve as executive officers on December 30, 2011. Compensation disclosed below is for services in all capacities during the year indicated.

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
Name and				Stock		Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)		Awards(1)	Compensation	Earnings	Compensation		Total

Michael G. Carlton	2011	$342,000	—		(3)	—	—	$—	$1,201,172	(4)		$1,543,172
President and CEO(2)	2010	320,000	—	58,650			—	241,806	51,634			672,090

Scott M. Custer (5)	2011	—	—	—		—	—	$—	$		$
President and CEO

Bruce W. Elder (6)	2011	$190,800	—	—		—	—	$—	$266,346	(8)		$457,146
Chief Financial Officer and Senior Vice President

Thomas E. Holder(7)	2011	$186,500	—	—		—	—	$—	$326,636	(9)		$513,136
Senior Credit Officer and Senior Vice President

Ray D. Vaughn (7)	2011	$206,000	—	—		—	—	$—	$281,748	(10)		$487,748
Chief Operations Officer and Senior Vice President	2010	184,000	—	7,820		—	—	71,155	25,818			288,793

(1)	Calculated in accordance with FASB ASC Topic 718 and represents the fair value of each restricted stock or stock option award based on the market price of the Company’s common stock on the date of grant of such award; the values do not represent actual cash compensation earned.

(2)	Resigned as Director, President and Chief Executive Officer of the Company on November 18, 2011 in connection with the consummation of the Investment.

(3)	All outstanding stock awards were cancelled and forfeited as a part of Mr. Carleton’s resignation from the Company.

(4)	Includes $36,700.00 as value for the company vehicle he received pursuant to the terms of his change-in-control agreement; $877,119.00 SERP payment and $184,574.00 in gross-up payment for excess parachute and taxes on SERP; $62,300.00 as payment for cancellation of restricted stock awards and $6,200.00 gross-up payment for excess parachute and taxes on restricted stock; and $14,700.00 in employer match to 401(k) contributions. Mr. Carlton also receive perquisites during 2011 that were comprised of a car allowance of $3,147.00 and club dues of $7,802.00.

19

(5)	Mr. Custer was appointed Chief Executive Officer on November 18, 2011 in connection with the consummation of the Investment, and was appointed President of the Company on December 6, 2011. Mr. Custer was compensated for his service in such positions in 2011 by Piedmont.

(6)	Mr. Elder resigned as Chief Financial Officer and Senior Vice President effective March 9, 2012.

(7)	Each of Messrs. Holder and Vaughn ceased to be an executive officer of the Company when new officers, including a President and Chief Operating Officer, were elected by the Board of Directors of the Bank on December 30, 2011.

(8)	Includes $10,800.00 in employer match to 401(k) contributions and $244,415.00 SERP payment.

(9)	Includes $10,200.00 in employer match to 401(k) contributions, and $308,548.00 SERP payment.

(10)	Includes $11,040.00 in employer match to 401(k) contributions and $255,469.00 SERP payment.

Restrictions on Executive Compensation

The Company is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program. On January 9, 2009, the Company issued and sold to the Treasury shares of its preferred stock and a warrant to purchase common stock for an aggregate purchase price of $24.9 million in cash. In connection with the Treasury’s investment, the Company is required to follow certain corporate governance and compensation standards, including limitations on the compensation of its senior executive officers, applicable in certain situations. In that regard, each of Messrs. Carlton, Elder, Holder, Vaughn and Betts executed a waiver whereby the executive voluntarily released the Company from any and all obligations to pay compensation prohibited by federal law and waived any present or future claims against the Company for any changes to the executive’s regular, bonus or incentive compensation or benefit-related arrangements, agreements, or policies and any other changes required to be made by the Treasury. Mr. Carlton, Mr. Elder, Mr. Holder, Mr. Vaughn and Mr. Betts also entered into executive compensation modification agreements to ensure the Company’s compliance with the laws and regulations governing the Company’s participation in the TARP Capital Purchase Program. Following the completion of Piedmont’s Investment, under the relevant regulatory guidance governing the TARP Capital Purchase Program, these corporate governance and compensation standards no longer apply to either Piedmont or Crescent Financial.

Executive Employment Agreements

As of September 2008, the Company entered into new employment agreements with each of Michael G. Carlton, formerly President and Chief Executive Officer of the Company and the Bank, Bruce W. Elder, formerly Vice President and Principal Accounting Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank, Ray D. Vaughn, formerly Senior Vice President of the Bank and Thomas E. Holder, Jr., formerly Senior Credit Officer of the Bank. The Company also entered into an employment agreement, dated as of December 29, 2008, with W. Keith Betts, Executive Vice President of the Bank. As a material condition of an Investment Agreement, dated February 23, 2011, between Piedmont and Crescent Financial (the “Investment Agreement”), the Company entered into amended employment agreements with the above-named executive officers. Additionally, the Company entered into an employment agreement with Scott M. Custer, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank, in March 2012. The following describes the material terms of each of the Company’s employment agreements with the Executives listed in the summary compensation table above (collectively referred to as the “Executives”).

20

Michael G. Carlton – 2008 Employment Agreement. Mr. Carlton’s 2008 Employment Agreement provided for a three-year term, which was to have renewed automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement would have terminated upon his attainment of age 65. The 2008 Employment Agreement provided that Mr. Carlton was to be appointed to the Board of the Company and the Bank. It provided for a base salary of $320,000, the payment of country club dues and a new car for his business and personal use every three years. The 2008 Employment Agreement provided indemnification to Mr. Carlton for his services as an officer and director and agreed to maintain liability insurance covering him. In the event he was involuntarily terminated without cause or he voluntarily terminated with good reason, Mr. Carlton was entitled to certain post-termination benefits. In these instances, he was to have received (i) his then current base salary for 24 months following termination, (ii) post-termination life and medical insurance coverage until (w) he obtained a new job with coverage, (x) attained age 65, (y) died or (z) the end of the remaining term of the employment agreement as of the date of the termination, whichever occurs first, (iii) the cash out value of his unvested stock options, and (iv) reimbursement for outplacement expenses and support. Mr. Carlton would also have been entitled to the salary continuation and insurance benefits described in clauses (i) and (ii) above in the event that his employment was terminated due to disability. The 2008 Employment Agreement also included a non-disclosure provision regarding confidential information of the Company and Bank that survives termination of the employment agreement. Payments under Mr. Carlton’s 2008 Employment Agreement were subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” above. The original terms of the 2008 Employment Agreement provided that, upon a change in control of the Company, Mr. Carlton would have been entitled to a payment equal to three times the sum of his then current base salary plus cash bonuses and incentives awarded as of the end of the year before the change in control with a tax gross-up of this change in control benefit to compensate him for excise taxes that may be owing in such event under Sections 280G and 4999 of the Internal Revenue Code. This change in control benefit and tax gross-up were not in effect as the time the 2008 Employment Agreement was mutually terminated, due to the provisions of the waiver executed by Mr. Carlton and delivered to the United States Treasury and the executive compensation modification agreement executed by the Company and Mr. Carlton on January 9, 2009.

Michael G. Carlton – 2011 Employment Agreement. Mr. Carlton’s 2011 Employment Agreement was effective upon the November 18, 2011 closing of Piedmont’s investment in Crescent Financial described above. The 2011 Employment Agreement had a three-year term which was to automatically extend by one year on each anniversary of the effective date of the 2011 Employment Agreement. Under the terms of the 2011 Employment Agreement, Mr. Carlton was to serve as President and Chief Executive Officer of Crescent State Bank and president of Crescent Financial Corporation. The 2011 Employment Agreement provided for a salary of at least $320,000 per year, to be reviewed by the Bank’s board of directors at least annually. The 2011 Employment Agreement provided that Mr. Carlton was also eligible to receive a performance bonus of up to two times his salary each year based on the Bank’s achievement of performance measures to be determined by the Bank’s board of directors. The 2011 Employment Agreement also provided that Mr. Carlton was to receive an automobile and certain benefits and perquisites commensurate with his position as a senior executive officer of the Bank, including participation in the Bank’s 401(k) plan and medical, dental, disability, and life insurance. The 2011 Employment Agreement also provided that the Bank was to reimburse Mr. Carlton for expenses incurred in furtherance of his duties.

21

Under the terms of the 2011 Employment Agreement, Mr. Carlton consented to the freezing of accruals under his Second Amended Salary Continuation Agreement as of April 30, 2011. As of the effective date of the employment agreement, the Bank terminated the Second Amended Salary Continuation Agreement and paid the accrual balance (as defined in the Second Amended Salary Continuation Agreement and determined as of April 30, 2011) to Mr. Carlton in a lump sum of $877,119.00 on December 15, 2011. Should Mr. Carlton have remained employed by the Bank on the sixtieth day following the effective date of the 2011 Employment Agreement, he was to have received a retention payment of $300,000. If he had remained employed by the Bank on the first anniversary of the effective date of the 2011 Employment Agreement, he would have received a second retention payment of $300,000. The 2011 Employment Agreement required Mr. Carlton to sign a release of claims against the Company and the Bank in order to receive these retention payments.

The 2011 Employment Agreement provided that during the period of his employment and for one year thereafter (which period may be shorter in certain circumstances), Mr. Carlton may not compete with the Bank in the North Carolina counties of Chatham, Johnston, Lee, Moore, New Hanover, and Wake. He is also subject to a non-solicitation provision regarding the Bank’s customers and employees during this time.

On November 2, 2011, the Company, Bank and Mr. Carlton entered into a letter amendment to the 2011 Employment Agreement to provide, among other matters, for the expiration of the term of Mr. Carlton’s employment no later than 90 days following the closing of Piedmont Community Bank Holdings, Inc.’s investment in Crescent Financial, and that he would remain employed in a non-executive capacity.

Mr. Carlton resigned from the Company and the Bank on December 31, 2011. As a result of his departure, pursuant to the terms of the 2011 Employment Agreement, as amended, he received a payment of $453,000 on February 8, 2012 and will receive a second payment of $507,000 on the first payroll date ending on or after July 1, 2012 In addition to these severance amounts, Mr. Carlton also was granted accelerated vesting of restricted stock, a subsidy towards the cost of COBRA health continuation coverage and an assignment of his employer-provided automobile. The terms of the amended 2011 Employment Agreement also provide for the provision of tax gross-ups to place Mr. Carlton in the same after-tax position that he would have been in had the excise tax under Section 4999 of the Internal Revenue Code not applied to the payout under his Salary Continuation Agreement or his severance amounts. As of February 8, 2012, a total of $370,239.00 has been paid to Mr. Carlton under the tax-gross-up provisions of the 2011 Employment Agreement.

Bruce W. Elder – 2008 Employment Agreement. Mr. Elder’s 2008 Employment Agreement provided for a three-year term, which was to have renewed automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement were to have terminated upon his attainment of age 65. Mr. Elder’s 2008 Employment Agreement provided for a base salary of $180,000 and perquisites customary for his position and title. In the event he was involuntarily terminated without cause other than within 24 months following a change in control, Mr. Elder was entitled to a post-termination benefit consisting of base salary for 12 months, subject to reduction by compensation Mr. Elder received from a new employer. In the event of a change in control during the employment term, Mr. Elder was entitled to a lump sum payment of $75,000. Payments under Mr. Elder’s 2008 Employment Agreement were subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” above due to the provisions of the waiver executed by Mr. Elder and delivered to the United States Treasury and the executive compensation modification agreement executed by the Company and Mr. Elder on January 9, 2009. Pursuant to the terms of his 2008 Employment Agreement, Mr. Elder was subject to a non-disclosure provision regarding the confidential information of the Company and Bank that was to have survived termination of the employment agreement.

22

Bruce W. Elder – 2011 Employment Agreement. Mr. Elder’s 2011 Employment Agreement was effective upon the November 18, 2011 closing of Piedmont’s investment in Crescent Financial described above. Mr. Elder’s employment was terminated by the Bank effective March 9, 2012.

Under the 2011 Employment Agreement, Mr. Elder served as Senior Vice President and Chief Financial Officer of the Bank and a Vice President and Principal Accounting Officer of the Company. Mr. Elder’s 2011 Employment Agreement had a two-year term. Under the 2011 Employment Agreement, Mr. Elder received a salary of at least $180,000 per year, which equaled the salary Mr. Elder was paid under his 2008 Employment Agreement. The 2011 Employment Agreement provided that his salary was to have been reviewed by the Bank’s Chief Executive Officer at least annually. Mr. Elder was also eligible to receive a performance bonus each year based on the Bank’s achievement of performance measures to be determined by the Bank’s board of directors. The Bank provided Mr. Elder with certain benefits and perquisites commensurate with his position as a senior executive officer of the Bank, including participation in the Bank’s 401(k) plan and medical, dental, disability, and life insurance. The Bank also reimbursed Mr. Elder for expenses incurred in furtherance of his duties.

Under the terms of the 2011 Employment Agreement, Mr. Elder consented to the freezing of accruals under his Amended Salary Continuation Agreement as of April 30, 2011. As of the effective date of the 2011 Employment Agreement, the Bank terminated the Amended Salary Continuation Agreement and paid the accrual balance in a lump sum of $244,415.00 to Mr. Elder on December 15, 2011. Mr. Elder received a retention payment of $50,000 because he remained in the employ of the Bank for a period of 60 days after the effective date of the transaction with Piedmont. If Mr. Elder were to have remained employed by the Bank on the first anniversary of the effective date of the 2011 Employment Agreement, he was to have received a second retention payment of $75,000.

Because Mr. Elder’s resigned his employment for good reason (as defined in the 2011 Employment Agreement) within one year after the effective date of the transaction with Piedmont, he received a change in control payment equal to one times his annual compensation. The termination payment totaled $130,000, and was paid as of March 15, 2012. In connection with his resignation for good reason, Mr. Elder was also released from noncompetition obligations to the Company and the Bank.

Under the terms of the 2011 Employment Agreement, Mr. Elder remains subject to non-solicitation provisions regarding the Bank’s customers and employees. Mr. Elder is further subject to a non-disclosure provision regarding the confidential information of the Company and Bank.

23

Thomas E. Holder, Jr. – 2008 Employment Agreement. Mr. Holder’s 2008 Employment Agreement provided for a three-year term, which was to have renewed automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement were to have terminated upon his attainment of age 65. Mr. Holder’s 2008 Employment Agreement provided for a base salary of $170,000 and perquisites customary for his position and title. In the event he was involuntarily terminated without cause other than within 24 months following a change in control, Mr. Holder was entitled to a post-termination benefit consisting of base salary for 12 months, subject to reduction by compensation Mr. Holder received from a new employer. In the event of a change in control during the employment term, Mr. Holder was entitled to a lump sum payment of $75,000. Payments under Mr. Holder’s 2008 Employment Agreement were subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” above due to the provisions of the waiver executed by Mr. Holder and delivered to the United States Treasury and the executive compensation modification agreement executed by the Company and Mr. Holder on January 9, 2009. Pursuant to the terms of his 2008 Employment Agreement, Mr. Holder was subject to a non-disclosure provision regarding the confidential information of the Company and Bank that was to have survived termination of the employment agreement. Under the terms of the 2008 Employment Agreement, if Mr. Holder were no longer employed with the Company or Bank, he would have been prohibited from soliciting any customers or employees of the Company or Bank for a period of one year following termination. Mr. Holder would also have been prohibited for a period of one year from competing directly or indirectly with the Company or Bank in Wake County, North Carolina, any contiguous counties, and any other county in which a branch or loan office of the Bank existed during the term of the 2008 Employment Agreement.

Thomas E. Holder, Jr. – 2011 Employment Agreement. Mr. Holder’s 2011 Employment Agreement was effective upon the November 18, 2011 closing of Piedmont’s investment in Crescent Financial described above. Mr. Holder’s employment was terminated by the Bank effective January 27, 2012.

Under the 2011 Employment Agreement, Mr. Holder served as a Senior Vice President of the Bank. Mr. Holder’s 2011 Employment Agreement had a two-year term. Under the 2011 Employment Agreement, Mr. Holder received a salary of at least $170,000 per year, which equaled the salary Mr. Holder was paid under his 2008 Employment Agreement. The 2011 Employment Agreement provided that his salary was to have been reviewed by the Bank’s chief executive officer at least annually. Mr. Holder was also eligible to receive a performance bonus each year based on the Bank’s achievement of performance measures to be determined by the Bank’s board of directors. The Bank provided Mr. Holder with certain benefits and perquisites commensurate with his position as a senior executive officer of the Bank, including participation in the Bank’s 401(k) plan and medical, dental, disability, and life insurance. The Bank also reimbursed Mr. Holder for expenses incurred in furtherance of his duties.

Under the terms of the 2011 Employment Agreement, Mr. Holder consented to the freezing of accruals under his Amended Salary Continuation Agreement as of April 30, 2011. As of the effective date of the 2011 Employment Agreement, the Bank terminated the Amended Salary Continuation Agreement and paid the accrual balance in a lump sum of $308,548.00 to Mr. Holder on December 15, 2011. If Mr. Holder were to have remained employed by the Bank on the first anniversary of the effective date of the 2011 Employment Agreement, he was to have received a retention payment of $50,000.

Because the Bank terminated Mr. Holder’s employment without cause within one year after the effective date of the transaction with Piedmont, he received a change in control payment equal to one times his annual compensation. The termination payment totaled $170,000, and was paid as of February 15, 2012.

Under the terms of the 2011 Employment Agreement, Mr. Holder is subject to a noncompetition provision for one year following termination of the agreement, except in limited circumstances where such restrictive period may be shorter. During this time, Mr. Holder is also subject to non-solicitation provisions regarding the Bank’s customers and employees. Mr. Holder is further subject to a non-disclosure provisions regarding the confidential information of the Company and Bank.

24

Ray D. Vaughn – 2008 Employment Agreement. Mr. Vaughn’s 2008 Employment Agreement provided for a three-year term, which was to renew automatically for an additional year on each anniversary of the agreement, except that his employment and the 2008 Employment Agreement would have terminated upon his attainment of age 65. Mr. Vaughn’s 2008 Employment Agreement provided for a current base salary of $184,000 and perquisites customary for his position and title. The agreement provided indemnification to Mr. Vaughn for his services as an officer and director and agreed to maintain liability insurance covering him. In the event he would have been involuntarily terminated without cause, Mr. Vaughn would have been entitled to certain post-termination benefits. Mr. Vaughn was to receive his then current base salary for 12 months following his termination. This benefit would not have been paid if Mr. Vaughn had been terminated within 24 months following a change in control and would have been reduced if he would have been employed during the 12-month period following termination. Payments under Mr. Vaughn’s employment agreement were subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” above due to the provisions of the waiver executed by Mr. Vaughn and delivered to the United States Treasury and the executive compensation modification agreement executed by the Company and Mr. Vaughn on January 9, 2009. Mr. Vaughn was subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement. Under the terms of the 2008 Employment Agreement, if Mr. Vaughn were no longer employed with the Company or Bank, he would have been prohibited from soliciting any employees of the Company or Bank for a period of one year following termination. Mr. Vaughn was also prohibited from competing directly or indirectly with the Company or Bank in Wake County, North Carolina and any contiguous counties and in any county in which the Bank has a branch or loan production office as of the date the 2008 Employment Agreement was signed or in any county in which the Bank establishes a branch or loan production office during the term of the 2008 Employment Agreement. This non-compete provision was to have lasted for a period of two years following Mr. Vaughn’s termination.

Ray D. Vaughn – 2011 Employment Agreement. Mr. Vaughn’s 2011 Employment Agreement was effective upon the November 18, 2011 closing of Piedmont’s investment in Crescent Financial described above. Mr. Vaughn’s employment was terminated by the Bank effective January 27, 2012.

Under the 2011 Employment Agreement, Mr. Vaughn served as a Senior Vice President of the Bank. Mr. Vaughn’s 2011 Employment Agreement had a two-year term. Under the 2011 Employment Agreement, Mr. Vaughn received a salary of at least $184,000 per year, which equaled the salary Mr. Vaughn was paid under his 2008 Employment Agreement. The 2011 Employment Agreement provided that his salary was to have been reviewed by the Bank’s chief executive officer at least annually. Mr. Vaughn was also eligible to receive a performance bonus each year based on the Bank’s achievement of performance measures to be determined by the Bank’s board of directors. The Bank provided Mr. Vaughn with certain benefits and perquisites commensurate with his position as a senior executive officer of the Bank, including participation in the Bank’s 401(k) plan and medical, dental, disability, and life insurance. The Bank also reimbursed Mr. Vaughn for expenses incurred in furtherance of his duties.

Under the terms of the 2011 Employment Agreement, Mr. Vaughn consented to the freezing of accruals under his Amended Salary Continuation Agreement as of April 30, 2011. As of the effective date of the 2011 Employment Agreement, the Bank terminated the Amended Salary Continuation Agreement and paid the accrual balance in a lump sum of $255,469.00 to Mr. Vaughn on December 15, 2011. If Mr. Vaughn were to have remained employed by the Bank on the first anniversary of the effective date of the 2011 Employment Agreement, he was to have received a retention payment of $75,000.

25

Because the Bank terminated Mr. Vaughn’s employment without cause within one year after the effective date of the transaction with Piedmont, he received a change in control payment equal to one times his annual compensation. The termination payment totaled $184,000.00, and was paid as of February 29, 2012.

Under the terms of the 2011 Employment Agreement, Mr. Vaughn is subject to a noncompetition provision for one year following termination of the agreement, except in limited circumstances where such restrictive period may be shorter. During this time, Mr. Vaughn is also subject to non-solicitation provisions regarding the Bank’s customers and employees. Mr. Vaughn is further subject to a non-disclosure provisions regarding the confidential information of the Company and Bank.

The foregoing is a summary discussion of the various employment agreements. The Company has filed each of the agreements for Messrs. Carlton, Custer, Vaughn, Elder and Holder as well as those entered into with its other executive officers with the Securities and Exchange Commission and such agreements are publicly available at www.sec.gov. Please refer to the complete agreements for more information.

Scott Custer – Employment Agreement. Mr. Custer’s Employment Agreement was originally entered into with Piedmont on December 16, 2009. It was amended and restated in April 2012 to, among other things, add the Company and the Bank as parties to the agreement, and reflect his appointment as Chief Executive Officer and President of the Company and appointment as Chief Executive Officer of the Bank. The Employment Agreement has a three-year term from the original effective date of December 16, 2009, which term is automatically extended by one year terms thereafter on each anniversary of the original effective date, provided that no party delivers ninety days prior written notice of termination. The Employment Agreement provides that Mr. Custer will receive an annual salary in 2012 of $320,000 for all services as an officer, director employee of Piedmont, the Company and the Bank, as well as any of their affiliates (the “Employer Group”). After 2012, the amount of Mr. Custer’s salary will be determined by the Company’s Board of Directors, provided that it will be no less than $300,000. The Employment Agreement also provides that Mr. Custer is eligible to receive a performance bonus of up to two times his salary each year based on the achievement of performance measures to be determined by the Company’s board of directors. Additionally, the Employment Agreement provides that Mr. Custer will receive grants of options for Piedmont Stock in an amount equal 2% of equity issued in Piedmont equity financings, subject to certain limitations. The Employment Agreement also provides that Mr. Custer is to receive benefits commensurate with his position as a senior executive officer of the Bank, including participation in the Bank’s 401(k) plan and medical, dental, disability, and life insurance, subject to the terms of such plans.

The Employment Agreement provides that if Mr. Custer’s employment is terminated by the Employer Group without cause (as defined therein), he will receive severance payments equal to the monthly amount of his base salary for eighteen months following his termination of employment, subject to the execution of a release of claims against the Company and its affiliates and Mr. Custer’s compliance with certain obligations, including prohibitions on competing with the Employer Group and soliciting the Employer Group’s customers and employees.

26

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (the “Plan”) effective January 1, 1999. An employee is eligible to participate in the Plan the first day of the month after completing 30 days of service and reaching age 18. Participants are able to contribute a portion of their Compensation as a pre-tax deferral once they have met the eligibility requirements and enter the Plan. The maximum dollar amount each year is $16,500 (for 2011) and includes contributions made by participants to other deferral plans, e.g. other 401(k) plans, salary deferral SEP plans, 403(b) tax sheltered annuity plans, etc. This amount will increase as the cost of living increases. A participant who turns age 50 before the end of any calendar year may defer up to an extra $5,500 each year (for 2011) into the Plan as a pre-tax contribution once they meet certain Plan limits. The maximum catch-up amount may increase as the cost of living increases. Once a participant satisfies the eligibility requirements, the Bank will make a safe harbor matching contribution based on the deferral amount elected. The safe harbor matching contribution is 100% of the participant’s deferrals up to 6% of compensation. Safe harbor matching contributions will be fully vested.

Retirement Benefits

Crescent State Bank entered into Amended Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Salary Continuation Agreements” and the “Split Dollar Agreements,” respectively and collectively, the “Retirement Agreements”) with Mr. Carlton, Mr. Vaughn and Mr. Betts. The Salary Continuation Agreements are unfunded, but require the Bank to accrue an amount of benefits to be paid to each Executive upon retirement at age 60 for Mr. Carlton and age 65 for Messrs. Betts and Vaughn and under certain other circumstances such as termination after a “change in control.” To offset the accruals, the Bank purchased life insurance policies on each Executive, the death benefits of which were designed to help compensate for the liability accruals associated with future retirement payments. The one-time premium payments associated with the purchase of these insurance policies were made in August 2003 and May 2008 and aggregated $12.0 million. The Salary Continuation Agreements provide for each of these Executives to receive monthly payments beginning six months after the Executive’s retirement from the Company at age 60 for Mr. Carlton and age 65 for Messrs. Betts and Vaughn, or, under certain circumstances, six months after the Executive’s early termination or disability. The original terms of the Salary Continuation Agreements provided for a lump sum payment to each of Messrs. Betts and Carlton in the event of change in control or if the Executive’s employment is terminated involuntarily or voluntarily with good reason within 24 months of a change in control of the Company for Mr. Vaughn.

As noted earlier in “Executive Employment Agreements,” the benefits accruing under the Salary Continuation Agreements were frozen on April 30, 2011, and the Salary Continuation Agreements terminated upon the closing of the Investment Agreement with Piedmont, with all accruing benefits disbursed to the respective executives in a lump sum. As such, each of Mr. Carlton, Mr. Betts, and Mr. Vaughn received lump sum payments of $877,119, $149,651, and $255,469, respectively, on December 15, 2011.

The foregoing is a summary discussion of the Retirement Agreements. The Company has filed each of the agreements for Messrs. Carlton, Betts and Vaughn, as well as those with its other executive officers with the Securities and Exchange Commission and such agreements are publically available at www.sec.gov. Please refer to the complete agreements for more information.

27

Allocation of Employment Costs

As previously described under “Indebtedness of Management and Certain Related Party Transactions,” Piedmont pays fees to the Bank for services rendered by the Company and the Bank to Piedmont pursuant to the Services Agreement. A portion of the fee that is paid by Piedmont to the Bank is determined based upon a percentage of the salary, benefit costs and any year-end bonuses (the “Employment Costs”) of employees that provide services to Piedmont, the Company and the Bank, including the executive officers of the Company and the Bank. The applicable percentage of the Employment Costs paid by Piedmont is based upon the estimated amount of work to be performed by each employee for each of the relevant entities. Based upon this estimate, the monthly fee paid by Piedmont to the Bank includes 25% of the Employment Costs for Scott M. Custer, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank, Terry Earley, Executive Vice President and Chief Financial Officer of both the Company and the Bank, and Lee H. Roberts, Chief Operating Officer of both the Company and the Bank.

Additionally, under the Services Agreement, the Bank pays a monthly fee to VantageSouth for the services rendered to the Bank by Steven W. Jones, the President of the Bank and another employee, each of whom receives compensation and benefits from VantageSouth. The applicable portion of the Employment Costs is also determined based upon the estimated amount of work to be performed by these individuals for each of these entities. Based upon the estimate applicable to Mr. Jones, the monthly fee paid by the Bank to VantageSouth is 80% of his Employment Costs.

Similarly, VantageSouth pays a monthly fee to the Bank for services rendered to VantageSouth by David Shipp, Chief Credit Officer of the Bank, and another employee, each of whom receives compensation and benefits from the Bank. Based upon the estimated amount of the work to be performed by Mr. Shipp for each of these entities, the monthly fee paid by VantageSouth to the Bank is 20% of the Employment Costs of Mr. Shipp.

Incentive Awards

In 2011, the Company elected not to make any equity awards to its executive officers in light of the transactions contemplated by the Investment Agreement with Piedmont, which would result in a change of control of the Company, and was not consummated until November 18, 2011.

The following table presents information about outstanding equity awards held by the named executive officers as of December 31, 2011.

28

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Equity
Incentive
Plan
										Equity	Awards:
										Incentive	Market or
				Equity						Plan	Payout
				Incentive						Awards: No.	Value of
				Plan Awards:			No. of		Market	of Unearned	Unearned
				No. of			Shares or		Value of	Shares,	Shares,
	No. of Securities		No. of	Securities			Units of		Shares or	Units or	Units or
	Underlying		Securities	Underlying			Stock		Units of	Other	Other
	Unexercised		Underlying	Unexercised	Option	Option	That		Stock That	Rights That	Rights That
	Options		Options	Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable	Options	Price	Date	Vested		Vested(1)	Vested	Vested

Michael G. Carlton	—		—	—	—	—				—	—
	—		—	—	—	—			—	—	—

Scott M. Custer	—		—	—	—	—	—		—	—	—
	—		—	—	—	—	—		—	—	—

Bruce W. Elder	—		—	—	—	—	5,000	(2)	$17,200	—	—
	—		—	—	—	—	5,000	(2)	17,200	—	—

Thomas E. Holder, Jr.	—		—	—	—	—	5,000	(2)	$17,200	—	—
	—		—	—	—	—	2,000	(2)	6,880	—	—

Ray D. Vaughn	12,650	(2)	-0-	—	$11.85	11/15/15	—		—	—	—
	—		—	—	—	—	5,000	(2)	$17,200	—	—
	—		—	—	—	—	2,000	(2)	6,880	—	—

(1)	Market value based on the per share price of the Company’s stock on December 30, 2011 of $3.44.

(2)          Awards were forfeited subsequent to December 31, 2011 as a result of the executive officer’s termination of employment with the Company.

29

Set forth below is certain information regarding our stock option plans as of December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants, and rights	warrants, and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	299,611	$6.03	195,879

Equity compensation plans not approved by security holders	None	None	None

Total	299,611	$6.03	195,879

Proposal 2:  NON-BINDING RESOLUTION APPROVING COMPENSATION OF
   cRESCENT FINANCIAL’S EXECUTIVE OFFICERS

General

On January 9, 2009, Crescent Financial completed a transaction with the United States Treasury under the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, Crescent Financial sold 24,900 shares of its Series A Cumulative Perpetual Preferred Stock, which bears an initial dividend rate of 5% increasing to 9% after five years, to the Treasury in exchange for an investment of $24.9 million. In addition, the Treasury received a warrant for the purchase of 833,705 shares of Crescent Financial’s Common Stock. One of the conditions of participation in the TARP Capital Purchase Program is that Crescent Financial comply with certain limits on its compensation of its executive officers.

Under the American Recovery and Reinvestment Act of 2009 (ARRA), Crescent Financial is required to submit to its stockholders a non-binding vote on the compensation of Crescent Financial’s executives for so long as the Treasury holds an investment in Crescent Financial. By the terms of ARRA, this vote by stockholders (i) is not binding on the Board of Directors of Crescent Financial, (ii) is not to be construed as overruling any decision by our Board of Directors; and (iii) does not create or imply any additional duties by our Board of Directors.

30

Crescent Financial believes that its compensation policies and procedures, which are reviewed and recommended by the Compensation Committee and approved by the Board of Directors, encourage a culture of pay for performance and are strongly aligned with the long-term interests of stockholders. Given the Piedmont investment, which was consummated in November 2011 and resulted in a change in control, the Company chose not to make any equity awards during 2011.

Our Board of Directors and management believe that the compensation paid to the Named Executive Officers as disclosed in this proxy statement is reasonable and competitive. The Board uses various methods and analyses in setting the compensation for the Named Executive Officers and strives to pay fair compensation to its Named Executive Officers, and all employees, and believes its compensation practices are reasonable.

Stockholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement starting on page 19 for a detailed discussion of Crescent Financial’s executive compensation program.

As required by ARRA and the guidance provided by the SEC, the Board of Directors has authorized a stockholder vote on Crescent Financial’s executive compensation. This proposal, commonly known as a “Say on Pay” proposal, gives Crescent Financial’s stockholders the opportunity to endorse or not endorse Crescent Financial’s executive pay program and policies through the following resolution:

“Resolved, the stockholders of Crescent Financial approve the compensation of Crescent Financial’s executives, as disclosed under the federal securities laws.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF CRESCENT FINANCIAL’S EXECUTIVES.

PROPOSAL 3: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes Goodman LLP, Certified Public Accountants (“Dixon Hughes”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to stockholder ratification. The Board of Directors of Crescent Financial is requesting ratification of this appointment by the stockholders of the Company. It should be noted however that, even if this appointment is ratified by the stockholders of Crescent Financial, the Audit Committee in its discretion may replace the Company’s independent registered public accounting firm and appoint a new independent registered public accounting firm for the Company at any time during the year if it determines that such a change would be in the best interests of the Company.

A representative of Dixon Hughes is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Dixon Hughes PLLC changed its name to Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) in connection with its merger with Goodman & Company effective April 1, 2011. The following table represents fees for professional services rendered by Dixon Hughes Goodman for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2011 and 2010 and fees billed in 2011 and 2010 for audit-related services, tax services and all other services rendered by Dixon Hughes Goodman for each of those fiscal years.

31

AUDIT FEES

	Amount	Amount
Category	Paid 2011	Paid 2010

Audit Fees (1):	$186,935	$161,765
Audit-Related Fees(2):	$23,909	37,200
Tax Fees:	$26,575	14,800
All Other Fees:	-0-	-0-
Total Fees Paid:	$237,419	$213,765

(1)	Fees billed or expected to be billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and for reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)	Audit related fees paid include professional services rendered to provide accounting consultations, as well as an audit of the 2010 and 2009 employee benefit plans.

All services rendered by Dixon Hughes during 2011 and 2010 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES GOODMAN LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2013 ANNUAL MEETING

Pursuant to Rule 14a-8 of the Securities Exchange Act, as amended (“Rule 14a-8”) stockholders are entitled to submit proposals to be included in our proxy statement and identified in our form of proxy if they are received by us at our principal executive office of 3600 Glenwood Avenue Suite 300, Raleigh, North Carolina 27612, addressed to our Corporate Secretary, on or before December 11, 2012. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including other provisions of Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

32

Stockholders who wish to nominate persons for election to our board of directors or propose other matters to be considered at our 2013 annual meeting of stockholders pursuant to the procedures in our bylaws must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our bylaws, no earlier than January 8, 2013 and no later than February 7, 2013. Stockholders are advised to review our bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our Corporate Secretary at our principal executive offices at 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612. However, if the 2013 annual meeting is scheduled to take place more than 30 days before or more than 70 days after the one-year anniversary of the 2012 annual meeting, notice must be provided to the Corporate Secretary no earlier than 120 days prior to the 2013 annual meeting and not later than the later of (i) 90 days prior to the scheduled 2013 annual meeting and (ii) 10 days following the day on which the public announcement of the scheduled date of the 2013 annual meeting is made by the Company. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

Internet and Electronic Availability of Proxy Materials

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all stockholders as part of this proxy statement and all stockholders will have the ability to access this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC, by logging on at www.crescentstatebank.com/proxy

STOCKHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding stockholder communications with the Board of Directors, however, any stockholder may submit written communications to our Corporate Secretary, 3600 Glenwood Avenue, Suite 300 Raleigh, North Carolina 27612, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2011 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT STOCKHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY, CRESCENT FINANCIAL BANCSHARES, INC., 3600 GLENWOOD AVENUE, SUITE 300 , RALEIGH, NORTH CAROLINA 27612.

33

Delivery of Documents (Proxy Statements and/or Annual Reports) to Stockholders Sharing an Address (“Householding”)

Crescent Financial may elect to combine mailings to stockholders living at the same address, as permitted under the rules of the SEC, which is called “householding”. Consequently, only one copy of each of the annual report and the proxy statement may be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of such stockholders. Crescent Financial will deliver promptly upon written or oral request a separate copy of its 2011 Annual Report on Form 10-K, this proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

With regard to householding, you may direct any requests for separate copies to the Company’s Corporate Secretary at the address provided above. If you reside at the same address as another stockholder and you prefer to receive your own set of the annual report, proxy statement, or the Notice in the future, you may contact Crescent Financial’s transfer agent, First Shareholder Services, by calling its toll-free number, (866) 215-2480, or writing to them at 4300 Six Forks Road (FCC61), Raleigh, NC 27609. Your request with regard to householding will be effective 30 days after receipt. If you are currently receiving multiple copies of the annual report, proxy statement, or the Notice and prefer to receive a single set for your household, you may also contact First Shareholder Services, at the phone number or address above.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

Scott M. Custer
President and Chief Executive Officer

34